Hyman White

3716 Brentwood Court

Colleyville, Texas 76034

Allezoe Medical Holdings, Inc. Michael Gelmon, CEO

1800 NW Corporate Blvd. Suite 201

Boca Raton, Florida 33421

May 1, 2012

Re: Resignation from Allezoe Medical Holdings, Inc. Board of Directors

Dear Mr.Gelmon,

Please receive my resignation from the Board of Directors effective this day, May 1, 2012. I appreciate having served the corporation and wish you every success.

Respectfully yours,

/s/ Hyman White

Hyman White

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